EXHIBIT 4.2

[Face of Note]

CUSIP/ISIN 169905 AG1/US169905AG19

3.700% Senior Note due 2031

No. [ ]	$[ ]

CHOICE HOTELS INTERNATIONAL, INC. promises to pay to [                ] or registered assigns, the principal sum of [                ] Dollars on January 15, 2031 [or such greater or lesser amount as may be indicated in Schedule A hereto.]*

Interest Rate:	3.700% per annum, subject to adjustment as provided below.

Interest Payment Dates:	January 15 and July 15

Regular Record Dates:	December 30 and June 30

Additional provisions of this Note are set forth on the other side of this Note.

*	Include only if Note is issued in Global Note Form

IN WITNESS WHEREOF, the parties have caused this instrument to be duly executed.

CHOICE HOTELS INTERNATIONAL, INC.

By:
Name:	Dominic E. Dragisich
Title:	Chief Financial Officer

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Notes of the Series designated therein referred to in the within mentioned Supplemental Indenture.

Dated:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

By:
Authorized Signatory

[Reverse of 2031 Note]

3.700% Senior Note due 2031

[Unless and until it is exchanged in whole or in part for Notes in definitive form, this Note may not be transferred except as a whole by the Depositary to a nominee of the Depositary or by a nominee of the Depositary to the Depositary or another nominee of the Depositary or by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary. Unless this certificate is presented by an authorized representative of The Depository Trust Company (55 Water Street, New York, New York) (“DTC”), to the Company or its agent for registration of transfer, exchange or payment, and any certificate issued is registered in the name of Cede & Co. or such other name as may be requested by an authorized representative of DTC (and any payment is made to Cede & Co. or such other entity as may be requested by an authorized representative of DTC), any transfer, pledge or other use hereof for value or otherwise by or to any person is wrongful inasmuch as the registered owner hereof, Cede & Co., has an interest herein.]*

*	Include only if Note is issued in Global Note Form

1.	Indenture

This Note is one of a duly authorized issue of Notes of the Company, designated as its 3.700% Senior Notes Due 2031 (herein called the “Notes,” which expression includes any further Notes issued pursuant to Section 2.4 of the Fourth Supplemental Indenture (as hereinafter defined) and forming a single Series therewith), issued and to be issued under an indenture, dated as of August 25, 2010 (herein called the “Original Indenture”), as supplemented by a supplemental indenture, dated as of July 23, 2020 (the “Fourth Supplemental Indenture,” and together with the Original Indenture, the “Indenture”), among CHOICE HOTELS INTERNATIONAL, INC., a Delaware corporation (such corporation, and its successors and assigns under the Indenture hereinafter referred to, being herein called the “Company”) and WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association organized and existing under the laws of the United States of America, as trustee (the “Trustee”). Reference is hereby made to the Indenture and all indentures supplemental thereto relevant to the Notes for a complete description of the rights, limitations of rights, obligations, duties and immunities thereunder of the Trustee, the Company and the Holders of the Notes. Capitalized terms used but not defined in this Note shall have the meanings ascribed to them in the Indenture.

The Indenture imposes certain limitations on the ability of the Company and its Restricted Subsidiaries to create or incur Liens and to enter into Sale and Leaseback Transactions. The Indenture also imposes certain limitations on the ability of the Company to merge, consolidate or amalgamate with or into any other person (other than a merger of a subsidiary into the Company) or sell, transfer, assign, lease, convey or otherwise dispose of all or substantially all of the property of the Company in any one transaction or series of related transactions.

Each Note is subject to, and qualified by, all such terms as set forth in the Indenture certain of which are summarized herein and each Holder of a Note is referred to the corresponding provisions of the Indenture for a complete statement of such terms. To the extent that there is any inconsistency between the summary provisions set forth in the Notes and the Indenture, the provisions of the Indenture shall govern.

2.	Interest

The Company promises to pay interest on the principal amount of this Note at the rate per annum shown above. The Company will pay interest semiannually on January 15 and July 15 of each year, commencing January 15, 2021. Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from July 23, 2020. Interest shall be computed on the basis of a 360-day year of twelve 30-day months.

The interest rate payable on the Notes will be subject to adjustment from time to time if either Moody’s or S&P (or, in either case, a Substitute Rating Agency) downgrades (or subsequently upgrades) its rating assigned to the Notes, as set forth below.

If the rating of the Notes from one or both of Moody’s or S&P (or, if applicable, any Substitute Rating Agency) is decreased to a rating set forth in either of the immediately following tables, the interest rate on the Notes will increase from the interest rate set forth on the face hereof by an amount equal to the sum of the percentages per annum set forth in the following tables opposite those ratings:

Moody’s Rating*	Percentage
Ba1	0.25%
Ba2	0.50%
Ba3	0.75%
B1 or below	1.00%

S&P Rating*
BB+	0.25%
BB	0.50%
BB-	0.75%
B+ or below	1.00%
* Including the equivalent ratings of any Substitute Rating Agency.

For purposes of making adjustments to the interest rate on the Notes, the following rules of interpretation will apply:

(1)

if at any time less than two Rating Agencies provide a rating on the Notes for reasons not within the Company’s control (i) the Company will use commercially reasonable efforts to obtain a rating on the Notes from a Substitute Rating Agency for purposes of determining any increase or decrease in the interest rate on the Notes pursuant to the tables above, (ii) such Substitute Rating Agency will be substituted for the last Rating Agency to provide a rating on the Notes but which has since ceased to provide such rating, (iii) the relative ratings scale used by such Substitute Rating Agency to assign ratings to senior unsecured debt will be determined in good faith by an independent investment banking institution of national standing appointed by the Company and, for purposes of determining the applicable ratings included in the applicable table above with respect to such Substitute Rating Agency, such ratings shall be deemed to be the equivalent ratings used by Moody’s or S&P, as applicable, in such table, and (iv) the interest rate on the Notes will increase or decrease, as the case may be, such that the interest rate equals the interest rate with respect to the Notes set forth on the face hereof plus the appropriate percentage, if any, set forth opposite the rating from such Substitute Rating Agency in the applicable table above (taking into account the provisions of clause (iii) above) (plus any applicable percentage resulting from a decreased rating by the other Rating Agency);

(2)

for so long as only one Rating Agency (or Substitute Rating Agency, if applicable) provides a rating on the Notes, any increase or decrease in the interest rate on the Notes necessitated by a reduction or increase in the rating by that Rating Agency shall be twice the applicable percentage set forth in the applicable table above;

(3)

if both Rating Agencies cease to provide a rating of the Notes for any reason, and no Substitute Rating Agency has provided a rating on the Notes, the interest rate on the Notes will increase to, or remain at, as the case may be, 2.00% per annum above the interest rate on the Notes prior to any such adjustment;

(4)

if Moody’s or S&P ceases to rate the Notes or make a rating of the Notes publicly available for reasons within the Company’s control, the Company will not be entitled to obtain a rating from a Substitute Rating Agency and the increase or decrease in the interest rate on the Notes shall be determined in the manner described above as if either only one or no Rating Agency provides a rating on the Notes, as the case may be;

(5)

each interest rate adjustment required by any decrease or increase in a rating as set forth above, whether occasioned by the action of Moody’s or S&P (or, in either case, any Substitute Rating Agency), shall be made independently of (and in addition to) any and all other interest rate adjustments occasioned by the action of the other Rating Agency;

(6)

in no event will (i) the interest rate on the Notes be reduced to below the interest rate on the Notes at the time of issuance or (ii) the total increase in the interest rate on the Notes exceed 2.00% above the interest rate payable on the Notes on the date of their initial issuance; and

(7)	subject to clauses (3) and (4) above, no adjustment in the interest rate on the Notes shall be made solely as a result of a Rating Agency ceasing to provide a rating of the Notes.

If at any time the interest rate on the Notes has been adjusted upward and either of the Rating Agencies subsequently increases its rating of the Notes, the interest rate on the Notes will again be adjusted (and decreased, if appropriate) such that the interest rate on the Notes equals the original interest rate payable on the Notes prior to any adjustment plus (if applicable) an amount equal to the sum of the percentages per annum set forth opposite the ratings in the tables above with respect to the ratings assigned to the Notes (or deemed assigned) at that time, all calculated in accordance with the rules of interpretation set forth above. If Moody’s or any Substitute Rating Agency subsequently increases its rating on the Notes to “Baa3” (or its equivalent if with respect to any Substitute Rating Agency) or higher and S&P or any Substitute Rating Agency subsequently increases its rating on the Notes to “BBB-” (or its equivalent if with respect to any Substitute Rating Agency) or higher, the interest rate on the Notes will be decreased to the interest rate on the Notes prior to any adjustments made pursuant to Section 2.5(b) of the Fourth Supplemental Indenture.

Any interest rate increase or decrease described above will take effect from the first day of the interest period following the period in which a rating change occurs requiring an adjustment in the interest rate. If either Rating Agency changes its rating of the Notes more than once during any particular interest period, the last such change by such Rating Agency to occur will control in the event of a conflict for purposes of any increase or decrease in the interest rate with respect to the Notes.

The interest rate on the Notes will permanently cease to be subject to any adjustment described above (notwithstanding any subsequent decrease in the ratings by either Rating Agency) if the Notes become rated “Baa1” or higher by Moody’s (or its equivalent if with respect to any Substitute Rating Agency) and “BBB+” or higher by S&P (or its equivalent if with respect to any Substitute Rating Agency), in each case with a stable or positive outlook.

If the interest rate on the Notes is increased as described above, the term “interest,” as used with respect to the Notes, will be deemed to include any such additional interest unless the context otherwise requires.

The Trustee shall not be responsible for and makes no representation as to any act or omission of any Rating Agency or any rating with respect to the Notes or the selection of a Substitute Rating Agency. The Trustee shall have no responsibility, liability or obligation whatsoever in connection with determining whether the interest rate payable on the Senior Notes is subject to adjustment, the new interest rate upon any adjustment becoming effective or the date any adjustment becomes or is effective. The Trustee shall have no obligation to independently determine or verify if any event has occurred or notify the holders of any event dependent upon the rating of the Notes, or if the rating on the Notes has been changed, suspended or withdrawn by any Rating Agency.

3.	Paying Agent, Registrar and Service Agent

Initially the Trustee will act as paying agent, registrar and service agent. The Company may appoint and change any paying agent, registrar or co-registrar and service agent without notice to Holders. The Company may act as paying agent, registrar, co-registrar or service agent.

4.	Defaults and Remedies; Waiver

If an Event of Default (other than an Event of Default described in clauses (5) and (6) of Section 6.1 of the Original Indenture) with respect to the Notes shall occur and be continuing, either the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes then outstanding by notice as provided in the Indenture may declare the principal amount of the Notes to be due and payable immediately. If an Event of Default described in clauses (5) and (6) of Section 6.1 of the Original Indenture occurs and is continuing, the principal amount of all Notes will automatically, and without any action by the Trustee or any Holder, become immediately due and payable. After any such declaration of acceleration, but before a judgment or decree based on such declaration of acceleration, the Holders of a majority in aggregate principal amount of the Notes then outstanding may, under certain circumstances, rescind and annul such declaration of acceleration if all Events of Default, other than the non-payment of accelerated principal (or other specified amount), have been remedied or waived as provided in the Indenture.

5.	Amendment

Modifications and amendments of the Indenture may be made by the Company and the Trustee without notice to any Holder but with the written consent of the Holders of at least a majority in aggregate principal amount of each affected Series of Notes then outstanding (including consents obtained in connection with a tender offer or exchange offer for such Notes); provided, however, that no such modification or amendment may, without the consent of the Holder of each Note affected thereby, (i) reduce the principal amount of any Notes issued under the Indenture whose Holders must consent to an amendment, supplement or waiver; (ii) reduce the rate of or extend the time for payment of interest, including default interest, on any Note issued under the Indenture; (iii) reduce the principal of or change the Stated Maturity of any Note or alter or waive any of the provisions with respect to the redemption of the Notes issued under the Indenture; (iv) reduce the amount payable upon the redemption of any Note issued under the Indenture or change the time at which such Notes may be redeemed, if applicable; (v) make any Note payable in money other than that stated in the Note; (vi) waive a Default or Event of Default in the payment of principal of or premium, if any, or interest on the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of then outstanding Notes and a waiver of the payment default that resulted from such acceleration); (vii) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of Holders to receive payments of principal of, or premium, if any, or interest on the Notes; (viii) waive a redemption payment with respect to any Note issued under the Indenture; or (ix) make any change in the sections of the Indenture captioned “Waiver of Past Defaults” and “Rights of Holders to Receive Payment” or in the provisions described in this sentence.

The Holders of the Notes, through the written consent of a majority in principal amount of the Notes then outstanding, may waive compliance by the Company with certain covenants of the Indenture with respect to the Notes.

With respect to the Notes, notwithstanding the preceding paragraphs, without the consent of any Holder of such Notes, the Company and the Trustee may amend or supplement the Indenture or the Notes (i) to cure any ambiguity, defect, omission or inconsistency; (ii) to provide for uncertificated Notes in addition to or in place of certificated Notes; (iii) to provide for the assumption of the Company’s obligations to Holders of such Notes in the case of a merger or consolidation or sale of all or substantially all of the Company’s assets; (iv) to make any change that would not materially adversely affect the legal rights under the Indenture of any such Holder; (v) to comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act of 1939, as amended; (vi) to provide for the issuance of additional Notes in accordance with the Indenture; (vii) to appoint a successor Trustee with respect to the Notes; or (viii) to add or change any of the provisions of the Indenture necessary to provide for the administration of the trusts in the Indenture by more than one Trustee.

6.	Change of Control

If a Change of Control Triggering Event occurs, and the Company has not previously exercised its option to redeem the Notes, each Holder will have the right to require that the Company repurchase all or a portion (equal to an integral multiple of $1,000) of such Holder’s Notes pursuant to a Change of Control Offer at a repurchase price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of Holders of record on the relevant Regular Record Date to receive interest due on the relevant Interest Payment Date).

7.	Obligations Absolute

No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and any premium and interest on this Note at the place, at the respective times, at the rate and in the coin or currency herein prescribed.

8.	Sinking Fund

The Notes will not have the benefit of any sinking fund.

9.	Denominations; Transfer; Exchange

The Notes are issuable in registered form without coupons in denominations of $2,000 principal amount and any integral multiple of $1,000 in excess thereof. When Notes are presented to the Registrar or a co-registrar with a request to register a transfer or to exchange them for an equal principal amount of Notes of the same Series, the Registrar shall register the transfer or make the exchange in the manner and subject to the limitations provided in the Indenture, without payment of any service charge but with payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith (other than any such transfer taxes or similar governmental charge payable upon exchange or transfer pursuant to Sections 2.12, 3.6 and 9.4 of the Original Indenture and Section 4.1 of the Fourth Supplemental Indenture). The transferor shall also provide or cause to be provided to the Trustee all information necessary to allow the Trustee to comply with any applicable tax reporting obligations, including without limitation any cost basis reporting obligations under Internal Revenue Service Code Section 6045. The Trustee may rely on the information provided to it and shall have no responsibility to verify or ensure the accuracy of such information.

The Company and the Registrar shall not be required (a) to issue, register the transfer of or to exchange any Notes during a period beginning at the opening of business 15 days before the day of sending of a notice of redemption of Notes for redemption under Section 3.2 of the Original Indenture and ending at the close of business on the day of such sending; (b) to register the transfer of or to exchange any Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part; or (c) to register the transfer of or to exchange a Note between a Regular Record Date and the next succeeding Interest Payment Date.

10.	Further Issues

The Company may from time to time, without the consent of the Holders of the Notes and in accordance with the Indenture, create and issue Additional Notes having the same terms and conditions as the Notes in all respects (or in all respects except for the first Interest Payment Date and the date from which interest will accrue, the issue date and issue price) so as to form a single Series with the Notes, but only if the Additional Notes are fungible with the Notes for U.S. federal income tax purposes.

11.	Optional Redemption

The Company may redeem the Notes, at its option and in its sole discretion, in whole or in part at any time or from time to time prior to the Par Call Date, at a redemption price equal to the greater of (i) 100% of the principal amount of the Notes being redeemed and (ii) as calculated by the Quotation Agent, the sum of the present values of the remaining scheduled payments of principal and interest on the Notes being redeemed that would be due if the Notes matured on the Par Call Date (not including any portion of such payments of interest accrued as of the redemption date) discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate, plus 50 basis points; plus, in each case, accrued and unpaid interest on the Notes to, but not including, the applicable redemption date. Notwithstanding the foregoing, if the Notes are redeemed on or after the Par Call Date, the redemption price will be equal to 100% of the principal amount of the Notes being redeemed, plus accrued and unpaid interest thereon, to, but not including, the applicable redemption date. If any Note is to be redeemed pursuant to Section 2.9 of the Fourth Supplemental Indenture in part only, the principal amount of the Note that remains outstanding after the redemption in part shall be $2,000 or a higher integral multiple of $1,000.

12.	Persons Deemed Owners

The ownership of Notes shall be proved by the register maintained by the Registrar.

13.	No Recourse Against Others

No director, officer, employee, incorporator or stockholder of the Company, as such, will have any liability for any obligations of the Company under the Notes, the Indenture, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws.

14.	Discharge and Defeasance

Subject to certain conditions set forth in the Indenture, the Company at any time may terminate some or all of its obligations under the Notes and the Indenture if the Company deposits with the Trustee money and/or U.S. Government Obligations for the payment of principal of, premium, if any, and interest on the Notes to redemption or maturity, as the case may be.

15.	Trustee Dealings with the Company

Subject to certain limitations imposed by the Trust Indenture Act, the Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Company or its Affiliates with the same rights it would have if it were not Trustee. Any Paying Agent, Registrar or co-paying agent may do the same with like rights.

16.	Abbreviations

Customary abbreviations may be used in the name of a Holder or an assignee, such as TEN COM (=tenants in common), TEN ENT (=tenants by the entireties), JT TEN (=joint tenants with rights of survivorship and not as tenants in common), CUST (=custodian), and U/G/M/A (=Uniform Gift to Minors Act).

17.	CUSIP Numbers

Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused CUSIP numbers to be printed on the Notes and has directed the Trustee to use CUSIP numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption, and any such redemption shall not be affected by any defect in or omission of such numbers. Reliance may be placed only on the other identification numbers placed thereon.

18.	Governing Law

THE INDENTURE AND THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK BUT WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

The Company will furnish to any Holder of Notes upon written request and without charge to the Holder a copy of the Indenture.

ASSIGNMENT FORM

For value received                  hereby sell(s), assign(s) and transfer(s) unto                  (please insert social security or other identifying number of assignee) the within Note, and hereby irrevocably constitutes and appoints                  attorney to transfer the said Note on the books of the Company, with full power of substitution in the premises.

Dated:

Signature(s)

Signature(s) must be guaranteed by an eligible Guarantor Institution (banks, stock brokers, savings and loan associations and credit unions) with membership in an approved signature guarantee medallion program pursuant to Securities and Exchange Commission Rule 17Ad-15.

Signature Guarantee

Option of Holder to Elect Purchase

If you want to elect to have this Note purchased by the Company pursuant to Section 4.1 of the Fourth Supplemental Indenture, check the box:  ☐

If you want to elect to have only part of the Note purchased by the Company pursuant to Section 4.1 of the Fourth Supplemental Indenture, state the amount you elect to have purchased:

$

Date:
Your Signature:
(Sign exactly as your name appears on the face of this Note)

Tax Identification No.:

Signature Guarantee:

Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Note Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

Schedule A

SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE*

The initial principal amount of this Note is U.S. $[            ]. The following increases or decreases in the principal amount of this Note have been made:

Date	Amount of decrease in Principal Amount of this Note	Amount of increase in Principal Amount of this Note	Principal Amount of this Note following such decrease or increase	Signature of authorized Signatory of Trustee or Custodian

*	This schedule should be included only if the Note is issued in Global Note form.

FORM OF CERTIFICATE OF TRANSFER

Choice Hotels International, Inc.

1 Choice Hotels Circle, Suite 400

Rockville, Maryland 20850

Wells Fargo Bank, National Association,

As Trustee and Registrar – DAPS Reorg

MAC N9300-070

600 S. 4TH ST 7TH FLOOR

MINNEAPOLIS, MN 55415

Telephone No.: (877) 872-4605

Fax No.: (866) 969-1290

Email: DAPSReorg@wellsfargo.com

Re:     Choice Hotels International, Inc. 3.700% Senior Notes due 2031

The undersigned hereby certifies that:

FOR VALUE RECEIVED the undersigned holder hereby sell(s), assign(s) and transfer(s) unto

Social Security Number or other Identifying Number of Assignee

(Please print or typewrite name and address including zip code of assignee)

the within Note and all rights thereunder, hereby irrevocably constituting and appointing attorney to transfer such Note on the books of the Company with full power of substitution in the premises.

NOTICE: The signature to this assignment must correspond with the name as written upon the face of the within-mentioned instrument in every particular, without alteration or any change whatsoever.

By:
Name:
Title:

Dated:

Signature Guarantee:

Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Note Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.